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                                                                   EXHIBIT 10.6

                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT (the "Agreement"), between HARBOR BANCORP, INC, a Washington business corporation (the "Company") and JOHN VAN DIJK ("Executive"), is dated as of June 9, 1999 and will be effective upon the Effective Date of the Merger (the "Effective Date").

                                    RECITALS

A. The Company is a Washington business corporation and the parent holding company of The Bank of Grays Harbor, a Washington banking corporation (the "Bank"). The Bank is engaged in the business of commercial banking in Grays Harbor County, Washington.

B. The Company intends to merge with Pacific Financial Corporation, Long Beach, Washington ("Pacific") with the Bank remaining as a wholly-owned subsidiary of the resulting corporation (the "Merger") under the terms of the Agreement and Plan of Merger dated as of June 9, 1999 (the "Merger Agreement") between the Company and Pacific.

C. The Executive has considerable experience, expertise and training in management related to banking and services offered by the Company and the Bank. The Company desires and intends to employ the Executive pursuant to the terms and conditions set forth in this Agreement.

D. Both the Company and the Executive have read and understand the terms and provisions set forth in this Agreement, and have been afforded a reasonable opportunity to review this Agreement with their respective legal counsel.

                                    AGREEMENT

The parties agree as follows:

1. EMPLOYMENT. The Company will employ the Executive for the Term, and the Executive accepts employment with the Company on the terms and conditions set forth in this Agreement. The Executive's title will be "Senior Vice President and Chief Financial Officer."

2.       EFFECTIVE DATE AND TERM.

         (a) EFFECTIVE DATE. This Agreement is effective as of the Effective Date.

         (b) TERM. Subject to Section 5, the term of this Agreement ("Term") is three years, beginning on the Effective Date.

3. DUTIES. The Executive will serve as Senior Vice President and Chief Financial Officer of the Company, the Bank and the Bank of the Pacific. The Executive will faithfully and diligently perform the duties assigned to the Executive from time to time by the

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         Company's Chief Executive Officer and/or President, consistent with the duties that have been normal and customary to the Executive's position. The Executive will use his best efforts to perform his duties and will devote all his working time and attention to these duties. The Executive will perform such other duties as may be appropriate to his office and as may be prescribed from time to time by the Company's Chief Executive Officer and/or President. New duties and responsibilities prescribed to the Executive will be consistent with the Executive's position as the Company's Senior Vice President and Chief Financial Officer, and may not include immoral or unlawful acts.

4.       COMPENSATION.

         (a) SALARY. Initially, the Executive will receive a salary of $88,000 per year, to be paid in accordance with the Company's regular payroll schedule. The Executive's salary will be subject to annual review and adjustment as set forth in Section 4(f).

         (b) INCENTIVE COMPENSATION. A disinterested majority of the Company's Board of Directors or Executive Committee will annually determine the amount of bonus, if any, to be paid by the Company to the Executive for each year during the Term. In making this determination, the Company's Board of Directors will consider factors such as the Executive's performance of his duties and the safety, soundness, and profitability of the Company and the Bank. The Executive's bonus, if any, will reflect the Executive's contribution to the performance of the Company during the year. The Executive will also be entitled to participate in stock bonus or stock option plans generally available to senior executives of the Company and the Bank.

         (c) STANDARD EXECUTIVE BENEFITS. The Company will provide to the Executive no less than the standard benefits provided to senior Company and Bank executives in accordance with the Company's benefit plans and policies, including but not limited to health insurance, disability insurance and coverage equal to the Executive's current salary at the time of any disability, and four (4) weeks of paid vacation per year accrued in accordance with the Company's benefits plans and policies. The Executive will also be entitled to participate in retirement plans, including 401(K) and deferred compensation plans, and including any supplements or additions to such plans, which are generally available to senior executives of the Company and the Bank.

         (d) EXPENSES. The Company will reimburse the Executive for all reasonable expenses that the Executive may incur in the performance of his duties, including but not limited to expenses for travel, lodging, meals, entertainment, annual banking conventions and monthly country club dues.

         (e) ANNUAL REVIEW AND ADJUSTMENT. The Executive's compensation, as set forth in this Section 4, will be subject to annual review and adjustment by a disinterested majority of the Company's Board of Directors or Executive Committee. In no

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                  case, however, will the Executive's salary, vacation, and
                  expense reimbursement be less than the amounts set forth in this Section 4.

5.       TERMINATION.

         (a) NOTICE OF TERMINATION. The Company's Board of Directors and the Executive may unilaterally terminate this Agreement for any reason by providing the other party with 30 days' prior written notice of the termination, delivered in person or by certified U.S. mail to the Company's main office address or to the Executive's last known address as reflected in the Company's personnel records. Notice shall be effective upon either personal delivery or three days following mailing by certified U.S. mail.

         (b) TERMINATION BY COMPANY FOR CAUSE OR BY EXECUTIVE WITHOUT GOOD REASON. If, before the end of the Term, the Company terminates this Agreement for Cause or the Executive terminates this Agreement without Good Reason, the Company will pay the Executive the salary earned and expenses reimbursable under this Agreement incurred through the date of the Executive's termination. The Executive will have no right to receive compensation or other benefits for any period after termination under this Section 5(b).

         (c) OTHER TERMINATION. If, before the end of the Term, the Company terminates this Agreement without Cause, or the Executive terminates this Agreement for Good Reason, as defined below, the Company will pay the Executive three (3) times the base compensation received by the Executive during the most recent calendar year ending on or prior to the effective date of termination less statutory payroll deductions and payable in accordance with the Company's ordinary payroll policies and procedures, and as of such date, all forfeiture provisions regarding restricted stock awards and all vesting requirements regarding stock options shall lapse or be considered completed. In no case will compensation be less than that stated in Section 4(a).

         (d) DEATH OR DISABILITY. This Agreement will terminate immediately (1) upon the Executive's death or (2) if the Executive is unable to perform his duties and obligations under this Agreement for a period of 60 days as a result of a physical or mental disability that substantially limits one or more of his major life activities arising at any time during the Term, unless the Executive could continue, with reasonable accommodation, to perform his duties and making such accommodations would not require the Company to expend any funds. If termination occurs under this Section 5(d), the Executive or his estate will be entitled to receive only the compensation and benefits earned and expenses reimbursable through the date this Agreement is terminated, and as of such date, all forfeiture provisions regarding restricted stock awards and all vesting requirements regarding stock options shall lapse or be considered completed.

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         (e)      TERMINATION RELATED TO A CHANGE IN CONTROL.

                  (1) TERMINATION BY COMPANY. If the Company or the Bank, or their successors in interest by merger, or their transferees in the event of a purchase and assumption transaction, and for reasons other than the Executive's death, disability, or Cause,
                           (1) terminates this Agreement within two (2) years following a Change in Control (as defined below) or (2) terminates this Agreement before a Change in Control and a Change in Control occurs within nine months after the termination, the Company will pay the Executive the payments as set forth in Section 5(e)(3).

                  (2) TERMINATION BY THE EXECUTIVE. If a Change in Control occurs, then the Executive may for any reason terminate this Agreement within two year following the Change in Control. The Executive must deliver notice of his termination in accordance with the notice provisions set forth in Section 5(a). The Company will pay the Executive the payment described in Section 5(e)(3) following the effectiveness of notice delivered under this Section 5(e)(2).

                  (3) PAYMENTS. If Section 5(e)(1) or (2) is triggered as described in those Sections, the Company will pay the Executive three (3) times the base compensation received by the Executive during the most recent calendar year ending on or prior to the effective date of termination less statutory payroll deductions and payable in accordance with the Company's ordinary payroll policies and procedures, and as of such date, all forfeiture provisions regarding restricted stock awards and all vesting requirements regarding stock options shall lapse or be considered completed. In no case will compensation be less than stated in Section 4(a).

         (f) LIMITATIONS ON PAYMENTS RELATED TO CHANGE IN CONTROL. The following apply notwithstanding any other provision of this
                  Agreement:

                  (1) The payment described in Section 5(e)(3) will be less than the amount that would cause it to be a "parachute payment" within the meaning of Section 280G(b)(2)(A) of the Internal Revenue Code; and

                  (2) The Executive's right to receive the payment described in Section 5(e)(3) terminates (i) immediately, if before the Change in Control transaction closes, the Executive terminates his employment without Good Reason or the Company terminates the Executive's employment for Cause, or
                           (ii) two years after a Change in Control occurs.

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         (g)      DEFINITION OF "CHANGE IN CONTROL." "Change in Control"
                  means a change "in the ownership or effective control" or "in the ownership of a substantial portion of the assets" of the Company or the Bank, within the meaning of Section 280G of the Internal Revenue Code. An initial public offering by the Company or the Bank will not, however, be deemed to be a change in Control under this Agreement.

         (h) RETURN OF COMPANY PROPERTY. If and when the Executive ceases, for any reason, to be employed by the Company, the Executive must as soon as possible return to the Company, all property of the Company and the Bank.

6.       DEFINITION OF "CAUSE". Cause means any one or more of the following:

         (a) The Executive's material breach of any provision of this Agreement, and his failure to cure such breach within ten (10) days after written notice from the Company to the Executive specifying in reasonable detail the alleged breach;

         (b) The Executive's gross negligence in the performance of his duties, and his failure to cure such gross negligence within ten (10) days after written notice from the Company to the Executive specifying in reasonable detail the alleged violation;

         (c)      The Executive's conviction of a felony; or

         (d) The Executive's gross misconduct in the course and scope of his employment with the Company.

7. DEFINITION OF "GOOD REASON". "Good Reason" means any one or more of the following:

         (a) The Company's material breach of any provision of this Agreement, and its failure to cure such breach within ten (10) days after written notice from the Executive to the Chairman of the Company's Board of Directors specifying in reasonable detail the alleged breach;

         (b) The assignment to the Executive without his express written consent of duties substantially inconsistent with and/or in diminution of the positions, duties, responsibilities and status contemplated by paragraph 3 of this Agreement; or

         (c) A relocation or transfer of the Executive's principal place of employment that would require the Executive to commute on a regular basis more than 25 miles each way from his current business office at the Company on the date of this Agreement (excluding travel between the current main offices of the Company and Pacific), unless the Executive consents to the relocation or transfer.

8. CONFIDENTIALITY. The Executive, and any person acquiring confidential information from the Executive, will not, after signing this Agreement. including during and after its Term, disclose to any other person or entity any confidential information concerning the Company, the Bank or their business operations or customers, or use for his (their) own purposes or permit or assist in the use of such confidential information unless (1) the

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         Company or the Bank consents to the use or disclosures of their respective information, (2) the use or disclosure is consistent with the Executive's duties under this Agreement, or (3) disclosure is required by law or court order.

9.       NONCOMPETITION.

         (a) PARTICIPATION IN A COMPETING BUSINESS. During the Term and for two (2) years after the Executive's employment with the Company ends (regardless of whether the Executive's employment ends at the end of the Term or at some other point after the end of the Term), the Executive will not become involved with a Competing Business or serve, directly or indirectly, a Competing Business in any manner, including, without limitation, as a shareholder, member, partner, director, officer, manager, investor, organizer, "founder,' employee, consultant, or agent; PROVIDED HOWEVER, that the Executive may acquire and passively own an interest not exceeding five percent (5 %) of the total equity interest in any company (whether or not such company is a Competing Business).

         (b) NO SOLICITATION. During the Term and for two (2) years after the Executive's employment with the Company ends (regardless of whether the Executive's employment ends at the end of the Term or at some other point after the end of the Term), the Executive will not solicit or attempt to solicit (1) any employees of the Company, the Bank, or their subsidiaries or affiliates to leave employment or (2) any customers of the Company, or any of its subsidiaries or affiliates, to remove their business from the Company, or any of its subsidiaries or affiliates, or to participate in any manner in a Competing Business. Solicitation prohibited under this Section includes solicitation by any means, including, without limitation, meetings, letters or other mailings, electronic communications of any kind, and Internet communications.

         (c) EMPLOYMENT OUTSIDE GRAYS HARBOR AND PACIFIC COUNTIES. Following any termination of Executive's employment, nothing in this Agreement prevents the Executive from accepting employment outside Grays Harbor or Pacific Counties from a Competing Business, as long as the Executive will not (1) act as an employee or representative or agent of the Competing Business within Grays Harbor or Pacific Counties or (2) have any responsibilities for the Competing Business' operations within Grays Harbor or Pacific Counties.

         (d) COMPETING BUSINESS. "Competing Business" means any company that competes with or will compete with the Company or the Bank in Grays Harbor or Pacific Counties. The term "Competing Business" includes, without limitation, any existing or newly formed financial institution or trust company.

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10.      ENFORCEMENT.

         (a) The Company and the Executive stipulate that, in light of all of the facts and circumstances of the relationship between the Executive and the Company, the agreements referred to in Sections 8 and 9 (including without limitation their scope, duration and geographic extent) are fair and reasonably necessary for the protection of the Company's and the Bank's confidential information, goodwill and other protectable interests. If a court of competent jurisdiction should decline to enforce any of those covenants and agreements, the Executive and the Company request the Court to reform these provisions to restrict the Executive's use of confidential information and the Executive's ability to compete with the Company and the Bank to the maximum extent, in time, scope of activities, and geography, the court finds enforceable.

         (b) The Executive acknowledges that the Company will suffer immediate and irreparable harm that will not be compensable by damages alone, if the Executive repudiates or breaches any of the provisions of Sections 8 and 9 or threatens or attempts to do so. For this reason, under these circumstances, the Company, in addition to and without limitation of any other rights, remedies or damages available to it at law or in equity, will be entitled to obtain temporary, preliminary, and permanent injunctions in order to prevent or restrain the breach, and the Company will not be required to post a bond as a condition of the granting of this relief.

11. ADEQUATE CONSIDERATION. The Executive specifically acknowledges the receipt of adequate consideration for the covenants contained in Sections 8 and 9 and that the Company is entitled to require him to comply with these Sections. These Sections will survive termination of this Agreement. The Executive represents that if his employment is terminated, whether voluntarily or involuntarily, the Executive has experience and capabilities sufficient to enable the Executive to obtain employment in areas which do not violate this Agreement and that the Company's enforcement of a remedy by way of injunction will not prevent the Executive from earning a livelihood.

12.      ARBITRATION.

         (a) ARBITRATION. The parties may submit any dispute, controversy or claim arising out of or in connection with, or relating to, this Agreement or any breach or alleged breach of this Agreement, to arbitration under the American Arbitration Association's rules then in effect (or under any other form of arbitration mutually acceptable to the parties) upon either party's written request delivered within sixty (60) days of the date of the dispute, controversy or claim arises. A single arbitrator agreed upon by the parties will conduct the arbitration. If the parties cannot agree on a single arbitrator, each party must select one arbitrator and those two arbitrators will select a third arbitrator. This third arbitrator will hear the dispute. The arbitrator's decision is final (except as otherwise specifically provided by law) and binds the parties, and either party may request any court

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                  having jurisdiction to enter a judgment and to enforce the arbitrator's decision. The arbitrator will provide the parties with a written decision naming the substantially prevailing party in the action. This prevailing party is entitled to reimbursement from the other party for its costs and expenses, including reasonable attorneys' fees.

         (b) GOVERNING LAW. All proceedings will be held at a place designated by the arbitrator in Grays Harbor County, Washington. The arbitrator, in rendering a decision as to any state law claims, will apply Washington law.

         (c) Exception to Arbitration. Notwithstanding the above, if the Executive violates Section 8 or 9, the Company will have the fight to initiate the court proceedings described in Section 10(b), in lieu of an arbitration proceeding under this Section 12.

13.      MISCELLANEOUS PROVISIONS.

         (a) ENTIRE AGREEMENT. This Agreement constitutes the entire understanding between the parties concerning its subject matter and supersedes all prior agreements. Accordingly, the Executive specifically waives the terms of and all of his rights under all employment, change-in-control and salary continuation agreements, whether written or oral, he has previously entered into with the Company, the Bank or any of their subsidiaries or affiliates.

         (b) BINDING EFFECT. This Agreement will bind and inure to the benefit of the Company's and the Executive's heirs, legal representatives, successors and assigns.

         (c) LITIGATION EXPENSES. If either party successfully seeks to enforce any provision of this Agreement or to collect any amount claimed to be due under it, this party will be entitled to reimbursement from the other party for any and all of its out-of-pocket expenses and costs including, without limitation, reasonable attorneys' fees and costs incurred in connection with the enforcement of collection.

         (d) WAIVER. Any waiver by a party of its rights under this Agreement must be written and signed by the party waiving its rights. A party's waiver of the other party's breach of any provision of this Agreement will not operate as a waiver of any other breach by the breaching party.

         (e) COUNSEL REVIEW. The Executive acknowledges that he has had the opportunity to consult with independent counsel with respect to the negotiations, preparation, and execution of this Agreement.

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         (f)      ASSIGNMENT. The services to be rendered by the Executive
                  under this Agreement are unique and personal. Accordingly, the Executive may not assign any of his rights or duties under this Agreement.

         (g) AMENDMENT. This Agreement may be modified only through a written instrument signed by both parties.

         (h) SEVERABILITY. The provisions of this Agreement are severable. The invalidity of any provision will not affect the validity of other provisions of this Agreement.

         (i) GOVERNING LAW AND VENUE. This Agreement will be governed and construed in accordance with Washington law, except to the extent that certain matters may be governed by federal law. Except as otherwise provided in Section 12(c), the parties must bring any legal proceeding arising out of this Agreement in Grays Harbor County, Washington, and the parties will submit to jurisdiction in that county.

         (j) COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which taken together will constitute one and the same document.

         Signed as of June 9, 1999:

HARBOR BANCORP, INC.                        JOHN VAN DIJK, individually


/s/ Robert J. Worrell                       /s/ John Van Dijk
------------------------------------        ------------------------------------
By:                                         John Van Dijk, Senior Vice President
Its:                                        and Chief Financial Officer





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